Exhibit 1.06

Information
Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Jen Buchhalter Articulate Communications Inc. 617.451.7788, ext. 16 jbuchhalter@articulatepr.com

Farm Bureau Insurance of Michigan Selects CDC Software’s Pivotal CRM Applications

Farm Bureau Insurance’s 2,500 Agents and Employees Will Use Pivotal CRM to Facilitate
Cross-Selling and Up-selling Opportunities

HONG KONG, ATLANTA –Aug. 7, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation and a provider of industry-specific enterprise software applications and business services, announced today that Farm Bureau Insurance of Michigan has selected its Pivotal suite of CRM applications to improve client understanding, promote best practices, streamline marketing activities, and capitalize upon untapped opportunities within the customer base.

Using Pivotal CRM, Farm Bureau Insurance will now be able to consolidate client, household, activity, marketing, policy, and claim information into one intuitive and holistic view to empower its 2,500 agents and employees to more effectively grow and service its business and improve overall organizational performance.

Pivotal CRM will allow Farm Bureau Insurance of Michigan to:

•	Consolidate client, household, activity, and policy information – Creating one centralized, intuitive, 360 degree view, Pivotal CRM will help to improve client understanding, customer service, and employee productivity.

•	Improve agent productivity and promote best practices – Extending powerful business management and productivity tools, Pivotal CRM will streamline manual tasks and promote standard use of internal best practices that establish their role as “trusted advisors” for their clients.

•	Become the primary household provider and expand household penetration – Fostering a better understanding of household and inter-relationships, Pivotal CRM will enable the strategic insight needed to capitalize on unrealized customer cross-selling and up-selling opportunities.

•	Improve marketing focus and ROI – Enabling on demand, best practices-based marketing campaigns, Pivotal CRM will help to execute, measure and adjust campaigns for maximum effectiveness.

•	Establish infrastructure to continue organizational growth – while improving revenues, margins, and profitability.

Farm Bureau Insurance is a multi-line insurance firm with about 2,500 total employees and associates that include insurance agents, claims adjusters, and staff employees throughout Michigan, all dedicated to providing the best insurance coverage, customer care, and claims settlement for each of Farm Bureau Insurance’s customers.

“We selected Pivotal CRM because it offers advanced functionality that can be configured for the way we want to do business,” said Jim Robinson, executive vice president, Farm Bureau Insurance of Michigan. “The strengths of a Pivotal CRM solution became obvious after we evaluated other providers – both enterprise and industry-specific. The flexibility of Pivotal CRM will allow us to deliver a solution faster while maintaining our focus on business objectives. Ultimately, the system will enable us to provide world-class customer service, expand our products and services, and identify sales opportunities and target markets for the products we offer.”

“We are delighted to deliver an integrated CRM solution to Farm Bureau and help their agents and employees enhance customer service, improve margins and positively impact profitability,” said Jason Rushforth, global vice president, CDC Software. “This is a significant commitment that reaffirms our focus and unique expertise in the insurance and financial services sector. We look forward to working closely with Farm Bureau to ensure a speedy deployment and achievement of their customer service and financial objectives.”

About Pivotal CRM for Financial Services
Pivotal CRM enables clear, competitive differentiation by addressing the customer-facing needs of financial services enterprises in the capital markets, commercial and private banking, institutional asset management, and retail asset management industries. The solution is a highly flexible, best-in-class suite of CRM applications that are easily adapted to model the business practices that make each company unique. The Pivotal CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, partner management and marketing automation.

Designed to produce meaningful increases in revenues, margins, and customer loyalty, Pivotal CRM is used by more than 2,000 companies around the world including Allianz Dresdner Asset Management, Farm Credit Services of America, Federal Home Loan Bank of Atlanta, Julius Baer Investment Management, Mellon Asset Management, Morgan Keegan & Company, Vantage Credit Union, Visa International Asia Pacific and The Ziegler Companies. For more information about Pivotal CRM for Financial Services, please visit www.pivotal.com/FinancialServices.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Forward Looking Statement

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Pivotal to address the needs of its financial services customers and the ability to help customers to streamline operations, accelerate growth and improve client relationships with Pivotal CRM software. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the service industry; the continued ability of Pivotal solutions to address industry-specific requirements of business services; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow service companies to compete more effectively and changes in the type of information required to compete in the legal product business. . Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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